Exhibit 16.1

August 14, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Cboe Global Markets, Inc.’s (the “Company”) Form 8-K dated August 14, 2019, and have the following comments:

1.We agree with the statements made in the first sentence of Item 4.01 and in Item 4.01(a).

2.We have no basis to agree or disagree with the Company’s statements in the remainder of the first paragraph of Item 4.01 and in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP